PROSPECTUS SUPPLEMENT                           REGISTRATION NO.  333-43766
(To Prospectus dated October 25, 2004)          Filed Pursuant to Rule 424(b)(3)


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                        1,000,000,000 Depositary Receipts
                           Software HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated October 25, 2004 relating to the sale of up to 1,000,000,000 depositary receipts by the Software HOLDRS (SM) Trust.

         The share amounts specified in the table in the "Highlights of Software HOLDRS" section of the base prospectus shall be replaced with the following:

                                                                                     Primary
                                                                       Share         Trading
                      Name of Company                   Ticker        Amounts        Market
     ---------------------------------------------      -------       --------      ---------
     Adobe Systems Incorporated                           ADBE           12           NASDAQ
     BMC Software, Inc.                                   BMC             7            NYSE
     Check Point Software Technologies Ltd.               CHKP            6           NASDAQ
     Computer Associates International, Inc.               CA            17            NYSE
     Intuit Inc.                                          INTU            6           NASDAQ
     Macromedia, Inc.                                     MACR            1           NASDAQ
     Mercury Interactive Corporation                      MERQ            2           NASDAQ
     Micromuse Inc.                                       MUSE            2           NASDAQ
     Microsoft Corporation                                MSFT           30           NASDAQ
     Openwave Systems Inc.                                OPWV         0.6667         NASDAQ
     Oracle Corporation                                   ORCL           24           NASDAQ
     SAP AG-preference shares *                           SAP            16            NYSE
     Sapient Corporation                                  SAPE            3           NASDAQ
     ScanSoft, Inc.(1)                                    SSFT          0.77          NASDAQ
     Siebel Systems, Inc.                                 SEBL            8           NASDAQ
     Symantec Corporation(2)                              SYMC         7.8694         NASDAQ
     TIBCO Software Inc.                                  TIBX            5           NASDAQ
------------------


(1) As a result of the merger of Nuance Communications (NASDAQ: "NUAN") and ScanSoft, Inc. (NASDAQ: "SSFT"), ScanSoft, Inc. will replace Nuance Communications as an underlying security of the Software HOLDRS Trust. For the 1 share of Nuance Communications per 100 shares round lot of Software HOLDRS, The Bank of New York received 0.77 shares of ScanSoft, Inc. and $2.20 in cash.


(2) As a result of the merger of Symantec Corporation (NASDAQ: "SYMC") and Veritas Software Corporation (NASDAQ: "VRTS"), a constituent of the Software HOLDRS Trust, Symantec Corporation has replaced Veritas Software Corporation as an underlying security of the Software HOLDRS Trust. For the 7 shares of Veritas Software Corporation per 100 share round lot of Software HOLDRS, The Bank of New York received 7.8694 shares of Symantec Corp.

* The preference shares of this non-U.S. company trade in the United States as American Depositary Receipts. Please see "Risk Factors" and "United States Federal Income Tax Consequences--Special considerations with respect to underlying securities of foreign issuers" for additional factors to consider with respect to an investment in a non-U.S. company.

     The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

          The date of this prospectus supplement is September 30, 2005.